AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 12th day of December, 2007, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Custody Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the Rigel U.S. Equity Large Cap Growth Fund and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement to add a fund and to amend the fees; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit N is hereby superseded and replaced with Exhibit N attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK, N.A.

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy

Name: Douglas G. Hess	Name: Michael R. McVoy

Title: President	Title: Vice President

Exhibit N to the Advisors Series Trust Custody Agreement

Name of Series	Date Added
Rigel U.S. Equity Large Cap Growth Fund	5/01/2006
Rigel U.S. Equity Small Mid Cap Growth Fund	on or after 12/28/2007

For the services rendered by U.S. Bank, N.A. under this Agreement, the Fund(s) listed herein shall pay U.S. Bank, N.A. compensation as set forth in the Fee Schedule below:

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE at December, 2007

Annual fee based upon market value per fund*:
_ basis point on fund assets
Minimum annual fee for the Large Cap Fund - $______, $_____ for the SMID Cap Fund

Portfolio Transaction Fees
$  ____ per US Bank repurchase agreement transaction
$  ____ per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$  ____ per portfolio transaction processed through our New York custodian definitive security (physical)
$  ____ per principal paydown
$  ____ per option/future contract written, exercised or expired
$  ____ per Cedel/Euroclear transaction
$  ____ per mutual fund trade
$  ____ per Fed Wire
$  ____ per margin variation Fed wire
$  ____ per short sale

ReportSource - $___ /month – Web reporting

●  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
●  No charge for the initial conversion free receipt.
●  Overdrafts – charged to the account at prime interest rate plus 2.
●  Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule above.
Rigel Capital, LLC

By:  /s/ Roger Landes

Printed Name:  Roger Landes

Title:  Assistant Vice President                                                                                                    Date:  12/4/2007